RUBICON

MINERALS CORPORATION

NEWS RELEASE

TSX Venture Exchange - Symbol: RMX                                                                                                                                                    AUGUST 8, 2003

OTCBB – Symbol: RUBIF                                                                                                                                                                                          PR03-21

RUBICON ARRANGES $8,000,000 BOUGHT DEAL UNDERWRITTEN FINANCING

VANCOUVER, CANADA:  David W. Adamson, President and CEO of Rubicon Minerals Corporation (RMX.CDNX) is pleased to announce that the Company has agreed to sell 4,761,904 non flow through Units and 2,400,000 Flow Through Shares on a bought deal underwritten basis for gross proceeds of $8,000,000. The Underwriter has informed the Company that the book for the private placement has been filled and that it has been taken down by institutional subscribers.

The non-flow through units will be sold at a price of $1.05 per unit and each unit is comprised of one common share and one non-transferable common share purchase warrant. Each warrant will entitle the holder to purchase one common share at a price of $1.25 for 24 months from closing. The warrants must automatically be exercised within this period should the trading price of the Company’s shares close at a price equal to, or higher than $3.00 per share for a consecutive period of 30 trading days. The Flow Through Shares will be sold at a price of $1.25 per share.

Haywood Securities Inc. (“Haywood”) will act as underwriter and will be entitled to receive a 6.0% cash commission and compensation options equal to 10% of the number of securities sold in the offering, entitling Haywood to subscribe for common shares at a price of $1.05 per share exercisable for 24 months from closing.  In addition, Haywood has been granted an over-allotment option to cover potential over-subscriptions of the offering for an additional $500,000 of the units.  All of the securities will be subject to a four month hold period in Canada following closing.

Net proceeds of the financing will be used to fund exploration on the Company’s assets, including the McFinley Gold Project, Ontario and for general working capital purposes.  Combined with the net proceeds of this financing after closing, Rubicon’s working capital will be over $10 million.  The private placement is subject to acceptance for filing by the TSX Venture Exchange.

This news release does not constitute an offer to sell or a solicitation of an offer to buy any of the securities in the United States.  The securities have not been and will not be registered under the United States Securities Act of 1933, as amended (the “US Securities Act”) or any state securities laws and may not be offered or sold within the United States or to US Persons unless registered under the US Securities Act and applicable state securities laws or an exemption from such registration is available.

Rubicon controls a major land position in the prolific Red Lake gold camp including the McFinley Gold Project (100% Rubicon) and an extensive land package optioned out to AngloGold. Rubicon also realizes cash flow from its royalty division, largely centred on the Red Lake District, estimated this year to be approximately $670,000 in gross proceeds cash plus share value. Outside of the Red Lake camp, the Company has extensive gold property holdings in Newfoundland.  Prior to this financing, Rubicon had 29 Institutional shareholders including most Canadian gold funds. Institutional shareholdings accounted for approximately 25% of the issued and outstanding shareholdings of the company.

All dollars in this release are in Canadian funds.

RUBICON MINERALS CORPORATION

“David W. Adamson”

______________________

President & CEO

NOT FOR DISTRIBUTION TO US NEWSWIRE SERVICES OR FOR DISSEMINATION IN THE UNITED STATES.

For more information, contact Bill Cavalluzzo, VP Investor Relations  Toll free: 1.866.365.4706  E-mail: bcavalluzzo@rogers.com

Rubicon Minerals Corporation Suite 888–1100 Melville Street, Vancouver BC  CANADA  V6E 4A6

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TSX Venture Exchange has not reviewed and does not accept responsibility for the adequacy or accuracy of this release.                                                                Page 1 of 1

The statements contained in this release that are not historical facts are forward-looking statements, which involve risks and uncertainties that could cause actual results to differ materially from

targeted results.   Mineral resources which are not mineral reserves do not have demonstrated economic viability.  The Company relies upon litigation protection for forward looking statements.